Exhibit 99.1

News Release

Contact:	James M. Gentile
	Vice President, Investor Relations	Enpro Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 Phone:704-731-1500 www.enpro.com

Phone:	704-731-1527

Email:	investor.relations@enpro.com

Enpro Inc. Prices Offering of
$450 Million 6.125% Senior Notes Due 2033

CHARLOTTE, N.C., May 14, 2025 – Enpro Inc. (NYSE: NPO) today announced the pricing of its previously announced offering of senior notes due 2033 (the “Senior Notes”).  The face value of the Senior Notes is $450 million with an annual interest rate of 6.125%.  The Senior Notes were priced at 100.0% of the face value.  The offer was made in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S under the Securities Act.  The Senior Notes offering is expected to close on May 29, 2025.

Enpro intends to use the net proceeds from the offering to fund the redemption of all of its outstanding 5.75% senior notes due 2026 (the “Outstanding Notes”), to repay a portion of the borrowings under its senior secured revolving credit facility used to fund the repayment on April 9, 2025 of all of its then-outstanding term loans under its senior secured credit facility, and to pay fees and expenses in connection with the offering. The conditional redemption of the Outstanding Notes was announced by Enpro on May 13, 2025.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes. Any offer of the Senior Notes will be made only by means of a private offering memorandum. The Senior Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This press release also does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the Outstanding Notes. The formal notice of redemption has been provided in accordance with the terms of the indenture governing the Outstanding Notes.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in Enpro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the period ended March 31, 2025. In addition, it is not certain whether, and Enpro can provide no assurances that, the offering of the Senior Notes will be completed on the terms described above or at all or all conditions to the redemption of the Outstanding Notes will be satisfied. Risks and uncertainties include market conditions beyond Enpro’s control, including high-yield debt market conditions.